Exhibit 99.1

Maison Solutions Reports First Quarter 2025 Financial Results

MONTEREY PARK, Calif. / ACCESSWIRE / September 23, 2024 / Maison Solutions Inc. (NASDAQ: MSS) (“Maison Solutions” or the “Company”), a U.S.-based specialty grocery retailer offering traditional Asian and international food and merchandise, today announced financial results for the first quarter ended July 31, 2024.

Management Commentary

“We are pleased with our financial results for Q1 2025, as it marked the first full quarter with Lee Lee included under the Maison Solutions umbrella,” said John Xu, President, Chairman and Chief Executive Officer of Maison Solutions. “We are encouraged by the immediate financial impact Lee Lee has had across all metrics, importantly, gross margins, which improved from 22.6% in the same quarter last year to 27.9%, getting us closer to the coveted 30% goal for our industry. Our organization has taken several deliberate steps in improving Lee Lee’s operations by optimizing its supply chain and tapping into synergies between all stores. In particular, we have commenced streamlining Lee Lee’s supply chain into the HK Good Fortune fold by leveraging our central warehouse in California to supply products which minimize costs, augments economies of scale, and will improve our margins. Looking ahead, we are confident in our ability to hit our guidance targets, sustain profitability, and increase market share within California and Arizona.”

First Quarter 2025 Financial Results

Total net revenues for the first quarter increased 115.6% to $29.6 million compared to $13.8 million in the same period last fiscal year. The increase was primarily driven by the inclusion of revenues from the Company’s newly acquired subsidiary, Lee Lee Oriental Supermart, Inc. (“Lee Lee”) (acquired in April 2024), totaling $18.2 million.

Net revenues from perishable goods for the first quarter increased 96.7% to $15.2 million compared to $7.7 million in the same period last fiscal year. Net revenues from non-perishable goods for the first quarter increased 139.8% to $14.5 million compared to $6.0 million in the same period last fiscal year.

Total cost of revenues for the first quarter was $21.4 million compared to $10.6 million in the same period last fiscal year. The increase was primarily due to the Lee Lee acquisition, which increased the Company’s cost of revenues by $12.3 million; this was partly offset by decreased cost of revenues from the Company’s four California-based supermarkets by $1.6 million.

Gross profit for the first quarter was $8.3 million, while gross margin was 27.9%. Gross profit for the same period last fiscal year was $3.1 million, while gross margin was 22.6%. The increase was primarily due to the higher gross profit from the Lee Lee stores. Boasting three sizable stores, Lee Lee is one of the largest international markets in Arizona and offers authentic flavors and exotic products from over 30 countries and regions, featuring a wide variety of foods that are difficult to find in other local supermarkets.

Net income attributable to Maison Solutions for the first quarter was approximately $700,000, compared to a net loss of approximately $105,000 for the same period last fiscal year. The increase was primarily due to the aforementioned reasons above around the increases in revenue and gross profit.

Fiscal Year 2025 Guidance

The Company is reiterating the following guidance for fiscal year 2025:

●	Revenues between $120 million and $125 million

●	Net income positive

For more information regarding Maison Solution’s financial results, including financial tables, please see our Form 10-Q for the first quarter ended July 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s SEC filings can be found on the SEC’s website at https://www.sec.gov/ or the Company’s investor relations site at https://investors.maisonsolutionsinc.com/.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles, California area, operating under the brand name HK Good Fortune, and three supermarkets in the Phoenix and Tucson, Arizona metro areas, operating under the brand name Lee Lee International Supermarket. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com. Follow us on LinkedIn and X.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

Investor Relations and Media Contact:

Gateway Group, Inc.

+1-949-574-3860

MSS@gateway-grp.com